FOR MORE INFORMATION CONTACT:

David Kiser, CPA
Director of Corporate Communications
Southern Pacific Funding Corporation
(503) 303-2280

             SOUTHERN PACIFIC FUNDING CORPORATION APPOINTS E. JAMES
                       HEDEMARK AS CHIEF EXECUTIVE OFFICER


LAKE OSWEGO, OR--September 28, 1998--Southern Pacific Funding Corporation (NYSE:SFC) today announced that its board of directors has appointed E. James Hedemark as Chief Executive Officer. Timothy A. Breedlove has been appointed as Executive Vice President, Chief Financial Officer and Kevin D. Padrick has joined the Company as Executive Vice President, Capital Financing. Both Mr. Breedlove and Mr. Padrick will report to Mr. Hedemark.

H. Wayne Snavely, Chairman of the Board, stated that the changes were necessary, in the opinion of the board, as the Company attempts to restructure its capital base, funding sources, and origination businesses. The contemplated changes required executives with the skills and experience that are offered by Messrs. Hedemark, Breedlove and Padrick.

Robert W. Howard and Peter F. Makowiecki have resigned from their positions as Chief Executive Officer and Executive Vice President, Chief Financial Officer, respectively. Both Mr. Howard and Mr. Makowiecki will continue as consultants to assist the Company in exploration of strategic alternatives.

Mr. Hedemark has been a member of the board of directors of Southern Pacific Funding Corporation since June 1998, and has been a consultant to the Company since his appointment to the board. He has been a private consultant to Hedemark & Company since 1994. Previously, he was President and Chief Executive Officer of Napa Valley Bank. Mr. Hedemark also held various positions during a 21-year career with Bank of America N.T. & S.A., including President and Chief Executive Officer of Bank of America Texas, N.A.

Mr. Breedlove has been SVP, Controller of Southern Pacific Funding since December 1997. Mr. Breedlove brings more than 20 years of financial and mortgage industry experience to the Company. Prior to joining Southern Pacific Funding, Mr. Breedlove was SVP, Chief Accounting Officer for Weyerhaeuser Mortgage Company. He has also held various positions with Republic Federal Savings and Loan, including President of the organization from 1989 to 1992. Mr. Breedlove is also a Certified Public Accountant.

Mr. Padrick joins the Company as Executive Vice President, Capital Financing. He will be responsible for managing relationships with warehouse lenders and other debtholders, and pursuing additional capital financing alternatives. Mr. Padrick has acted as consultant to businesses with a combination of business and legal needs. He practiced law with Miller, Nash,


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Wiener,  Hager & Carlsen for 15 years where he assisted many  organizations with capital financing needs.

Southern Pacific Funding Corporation is a Lake Oswego, Oregon, based specialty finance company that originates, purchases and sells home equity loans made to borrowers whose needs are not met by traditional financial institutions. Southern Pacific and its subsidiaries originate loans throughout the United States and in the United Kingdom through diversified origination channels. The Company's largest shareholder, Imperial Credit Industries, Inc. (NASDAQ:ICII), currently owns 47% of the Common Stock of the Company.

More information can be found on Southern Pacific Funding Corporation on the Internet @ http://www.businesswire.com/cnn/sfc.htm

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